EXHIBIT 99.1

            MEDICIS ANNOUNCES RESTYLANE(R)'S RECOMMENDATION FROM FDA
                                 ADVISORY PANEL

SCOTTSDALE, Arizona--November 21, 2003--Medicis (NYSE: MRX) today announced that a Food and Drug Administration ("FDA") Advisory Panel has recommended the approval of RESTYLANE(R), a dermal filler, by a vote of 6 to 3, with conditions, most of which have been previously recommended by the Company. The FDA's General and Plastic Surgery Devices Advisory Panel reviewed the Pre-Market Approval ("PMA") application for RESTYLANE(R) at a meeting on Friday, November 21, 2003.

"We are pleased with the FDA Advisory Panel's recommendation to approve RESTYLANE(R)," said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. "RESTYLANE(R)'s patented NASHA(TM) technology and its history of safety and persistence in over 1 million procedures, performed in the 60 countries in which it is already approved, have made RESTYLANE(R) the world market-leader in dermal fillers. The FDA Advisory Panel's decision reflects confidence in the data of safety and efficacy submitted to the FDA in the June 19, 2002 PMA."

RESTYLANE(R) is an injectable, transparent, non-animal stabilized hyaluronic acid ("NASHA(TM)") gel used for the correction of facial wrinkles and folds, which requires no patient sensitivity test in advance of product administration, in countries where it is marketed currently. RESTYLANE(R) is injected into the dermal tissue, immediately adding volume and restoring contour to the face. As RESTYLANE(R) is metabolized naturally by the body, it attracts and binds water molecules, adding additional volume to the injection site. In the United States, the FDA regulates such products as medical devices. RESTYLANE(R) has been promoted in over 60 countries since 1996 for the treatment of nasolabial folds, glabellar lines, periorbital lines, vermillion borders, lips, smile lines and oral commissures. RESTYLANE(R) is currently approved for investigational use in the United States. On March 10, 2003, Medicis acquired all outstanding shares of HA North American Sales AB from Q-Med, a Swedish biotechnology/medical device company. HA North American Sales AB holds a license for the exclusive U.S. and Canadian rights to market, distribute and commercialize the dermal filler product lines known as RESTYLANE(R), PERLANE(TM) and RESTYLANE Fine Lines(TM).

Medicis Aesthetics, Inc., a wholly-owned subsidiary of Medicis Pharmaceutical Corporation, will market and sell RESTYLANE(R) in the United States upon final FDA approval. Medicis Pharmaceutical Corporation is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological, pediatric and podiatric conditions. Medicis Pharmaceutical Corporation has leading branded prescription products in a number of therapeutic categories, including acne, asthma, eczema, fungal infections,

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hyperpigmentation,  photoaging,  psoriasis,  rosacea,  seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company's products include the prescription  brands DYNACIN(R)  (minocycline
HCl), LOPROX(R) (ciclopirox), LUSTRA(R) (hydroquinone), LUSTRA-AF(R) (hydroquinone) with sunscreen, ALUSTRA(R) (hydroquinone) with retinol, OMNICEF(R) (cefdinir), ORAPRED(R) (prednisolone sodium phosphate), PLEXION(R) Cleanser (sodium sulfacetamide/sulfur), PLEXION TS(R) (sodium sulfacetamide/sulfur), PLEXION SCT(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide), and SYNALAR(R) (fluocinolone acetonide), the over-the-counter brand ESOTERICA(R), and BUPHENYL(R) (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company's website at www.medicis.com.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, or any future competitive product approvals that may affect its brands. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur, that such results will be achieved, that Medicis will continue to have the ability to pay any dividend, or that tax rates on cash dividends will not change. Also, there are a number of important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply, the receipt of required regulatory approvals, including the final approval for RESTYLANE(R), the ability to realize anticipated synergies and benefits of the Q-Med transaction, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2003. There can be no assurance as to when or if any of the holders of the Notes will have the right to convert or if the Notes will be converted, and what impact the increase in the number of shares outstanding will have on its results of operations. Forward-looking statements represent the judgment of Medicis' management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. All other marks (or brands) and names are the property of Medicis or its Affiliates.

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